As filed with the Securities and Exchange Commission on July 16, 2010

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marathon Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	5555 San Felipe Road Houston, Texas 77056-2723 (713) 629-6600	25-0996816
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Sylvia J. Kerrigan, Esq.

Vice President, General Counsel & Secretary

5555 San Felipe Road

Houston, Texas  77056-2723

(713) 629-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ted W. Paris, Esq.

Baker Botts L.L.P.

3000 One Shell Plaza

910 Louisiana Street

Houston, Texas 77002-4995

(713) 229-1838

Fax:  (713) 229-7738

___________________

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Amount to be Registered/ Proposed Maximum Offering Price Per Unit/Proposed Maximum Offering Price/Amount of Registration Fee (1)(2)
Title of Each Class of Securities to be Registered
Senior Debt Securities and Subordinated Debt Securities of Marathon Oil Corporation
Common Stock, par value $1.00 per share, of Marathon Oil Corporation(3)
Preferred Stock (without par value) of Marathon Oil Corporation
Warrants of Marathon Oil Corporation
Stock Purchase Contracts of Marathon Oil Corporation
Stock Purchase Units of Marathon Oil Corporation

(1)
An  indeterminate number or amount of senior and subordinated debt securities, common stock, preferred stock, warrants, stock purchase contracts and stock purchase units of Marathon Oil Corporation is being registered as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

(2)
In accordance with Rules 456(b) and 457(r) of  the Securities Act of 1933, as amended (the “Securities Act”), Marathon Oil Corporation is deferring payment of all of the registration fees, which will be paid from time to time in connection with one or more offerings of securities to be made hereunder.

(3)	Includes an indeterminate number of shares of common stock to be issued by Marathon Oil Corporation upon settlement of the stock purchase contracts.

Prospectus

[Logo]

Marathon Oil Corporation

5555 San Felipe Road

Houston, Texas 77056-2723

(713) 629-6600

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

_________________________

We will provide additional terms of our securities in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in our securities. No person may use this prospectus to offer and sell our securities unless a prospectus supplement accompanies this prospectus.

The                     The Offering
We may offer from time to time:
•senior debt securities;
•subordinated debt securities;
•common stock;
•preferred stock;
•warrants;
•stock purchase contracts; and
•stock purchase units.

Our common stock is listed on the New York Stock Exchange under the symbol “MRO.”

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 2 of this prospectus.

______________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus is July 16, 2010.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission using a “shelf” registration process.  Using this process, we may offer any combination of the securities this prospectus describes in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering.  The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus.  Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

The Company

Marathon Oil Corporation, a Delaware corporation (“Marathon”), is an integrated international energy company.  Together with its subsidiaries, Marathon is engaged in:

•	worldwide exploration, production and marketing of crude oil and natural gas;
•	mining, extraction and transportation of bitumen from oil sands deposits in Alberta, Canada, and upgrading of the bitumen for the production and marketing of synthetic crude oil and vacuum gas oil;
•	domestic refining, marketing and transportation of crude oil and petroleum products, primarily in the Midwest, upper Great Plains, Gulf Coast and southeastern regions of the United States; and
•	worldwide marketing and transportation of products manufactured from natural gas, such as liquefied natural gas and methanol.

In this prospectus, we refer to Marathon, its wholly owned and majority owned subsidiaries and its ownership interest in equity affiliates as “we” or “us,” unless we specifically state otherwise or the context indicates otherwise.  Our principal executive offices are located at 5555 San Felipe Road, Houston, Texas 77056-2723, and our telephone number at that location is (713) 629-6600.

Risk Factors

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement, and under the caption “Risk Factors” in any of our filings with the U.S. Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 incorporated by reference in this prospectus, before making an investment decision.  For more information, see “Where You Can Find More Information.”

Where You Can Find More Information

Marathon files annual, quarterly and current reports, proxy statements and other information with the SEC.  You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that contains information Marathon has filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov.  You can also obtain information about Marathon at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer.  As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information Marathon has filed with it, which means that we can disclose important information to you by referring you to those documents.  The information we incorporate by reference is an important part of this prospectus, and later information that Marathon files with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings Marathon makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2009;
•	our quarterly report on Form 10-Q for the quarter ended March 31, 2010;
•	our current reports on Form 8-K filed March 22, 2010, April 7, 2010, April 19, 2010, April 21, 2010, May 3, 2010, June 14, 2010 and June 30, 2010; and
•	the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on July 15, 2010.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning Marathon at the following address:

Marathon Oil Corporation
5555 San Felipe Road
Houston, Texas 77056-2723
Attention:   Corporate Secretary
Telephone: (713) 629-6600

You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement and any pricing supplement.  We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer of the securities in any jurisdiction where the offer is not permitted.  You should assume that the information in this prospectus, the prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  You can identify our forward-looking statements by words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “predicts,” “targets,” “projects,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.

Forward-looking statements may include, but are not limited to, statements that relate to (or statements that are subject to risks, contingencies or uncertainties that relate to): levels of revenues, gross margins, income from operations, net income or earnings per share; levels of capital, exploration, environmental or maintenance expenditures; the success or timing of completion of ongoing or anticipated capital, exploration or maintenance projects; volumes of production, sales, throughput or shipments of liquid hydrocarbons, natural gas and refined products; levels of worldwide prices of liquid hydrocarbons, natural gas and refined products; levels of reserves of liquid hydrocarbons, natural gas and synthetic crude oil; the acquisition or divestiture of assets; the effect of restructuring or reorganization of business components; the potential effect of judicial proceedings on our business and financial condition; and the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities.

The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including repayment or refinancing of debt and funding for acquisitions, working capital requirements, capital expenditures and repurchases and redemptions of securities.  Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Ratios of Earnings to Fixed Charges and Earnings to
Combined Fixed Charges and Preferred Stock Dividends

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated, in each case determined on a total enterprise basis are as follows:

	Quarters Ended March 31,		Years Ended December 31,
	2010	2009*	2009*	2008*	2007*	2006*	2005*
Ratio of earnings to fixed charges	6.42	4.19	5.63	12.58	15.02	23.31	12.31
* Our businesses in Ireland and Gabon were sold in 2009.  All previous periods have been recast to reflect these businesses as discontinued operations.

The preferred stock outstanding for any period presented in the table above did not affect the earnings to fixed charges calculation, and, accordingly, our ratio of earnings to combined fixed charges and preferred stock dividends is the same as our ratio of earnings to fixed charges.

The term “earnings” is the amount resulting from adding the following items:

•	pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;
•	fixed charges;
•	amortization of capitalized interest;
•	distributed income of equity investees; and
•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

•	interest capitalized;
•	preference security dividend requirements of consolidated subsidiaries; and
•	the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

For this purpose, “fixed charges” consists of:

•	interest expense on all indebtedness and amortization of debt discount and expense, including discontinued operations;
•	interest capitalized, including discontinued operations;
•	an estimate of the portion of annual rental expense on operating leases that represents the interest factor attributable to rentals, including discontinued operations; and
•	pre-tax earnings required to cover preferred stock dividend requirements of consolidated subsidiaries.

Selected Historical Consolidated Financial Data

	Quarters Ended March 31,		Years Ended December 31,
(In millions, except per share data)	2010	2009(1)	2009(1)	2008(1)(2)	2007(1)(3)(4)	2006(1)(5)	2005(1)(6)

Statement of Income Data:
Revenues	$15,869	$10,176	$53,470	$76,754	$64,096	$64,439	$62,594
Income from continuing operations	457	265	1,184	3,384	3,766	4,787	2,853
Net income	457	282	1,463	3,528	3956	5,234	3,032
Basic per share data:
Income from continuing operations	$0.64	$0.37	$1.67	$4.77	$5.46	$6.69	$4.01
Net income	$0.64	$0.40	$2.06	$4.97	$5.73	$7.31	$4.26
Diluted per share data:
Income from continuing operations	$0.64	$0.37	$1.67	$4.75	$5.42	$6.63	$3.97
Net income	$0.64	$0.40	$2.06	$4.95	$5.69	$7.25	$4.22

Statement of Cash Flows Data:
Additions to property, plant and equipment	$1,348	$1,586	$6,231	$6,989	$3,757	$3,325	$2,643
Dividends paid	172	170	679	681	637	547	436
Dividends paid per share	$0.24	$0.24	$0.96	$0.96	$0.92	$0.76	$0.60

Balance Sheet Data as of period end:
Total assets	$47,725	$43,312	$47,052	$42,686	$42,746	$30,831	$28,498
Total long-term debt, including capitalized leases	8,440	8,590	8,436	7,087	6,084	3,061	3,698

(1)	Our businesses in Ireland and Gabon were sold in 2009. All previous periods have been recast to reflect these businesses as discontinued operations.
(2)
Includes a $1,412 million impairment of goodwill related to our Oil Sands Mining reporting unit and a $25 million after-tax impairment ($40 million pretax) related to our investments in ethanol producing companies.

(3)	On October 18, 2007, we completed the acquisition of all outstanding shares of Western Oil Sands Inc.
(4)
Effective May 1, 2007, Equatorial Guinea LNG Holdings Limited (“EGHoldings”)s is no longer consolidated and Marathon's investment in EGHoldings is accounted for under the equity method of accounting; therefore, EGHoldings' property additions subsequent to April 2007 are not included in our reported additions to property, plant and equipment.

(5)
Effective April 1, 2006, we changed our accounting for matching buy/sell transactions. This change had no effect on income from continuing operations or net income, but the revenues and cost of revenues recognized after April 1, 2006 are less than the amounts that would have been recognized under our previous accounting practices for such transactions.

(6)	On June 30, 2005, we acquired the 38 percent ownership interest in Marathon Petroleum Company LLC previously held by Ashland Inc., making it wholly owned.

Description of Debt Securities

The debt securities this prospectus covers will be Marathon’s general unsecured obligations.  The debt securities will be either senior debt securities or subordinated debt securities.  Marathon will issue senior debt securities under a senior indenture dated February 26, 2002 between Marathon and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee, and Marathon will issue subordinated debt securities under a subordinated indenture dated February 26, 2002 between Marathon and The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee.  In this description, we sometimes call the senior indenture and the subordinated indenture the “indentures.”

We have summarized the provisions of the indentures and the debt securities below.  You should read the indentures for more details regarding the provisions described below and for other provisions that may be important to you.  We have filed the indentures with the SEC as exhibits to the registration statement, and we will include any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering.  See “Where You Can Find More Information.”

The following description primarily relates to senior debt securities that we may issue under the senior indenture.  We have summarized some of the provisions of the subordinated indenture below under the caption “–Subordinated Debt Securities.”  If we offer subordinated debt securities, we will provide more specific terms in the related prospectus supplement.  In this summary description of the debt securities, all references to “Marathon,” “we” or “us” mean Marathon Oil Corporation only, unless we state otherwise or the context clearly indicates otherwise.

General

The senior debt securities will constitute senior debt of Marathon and will rank equally with all its unsecured and unsubordinated debt.  The subordinated debt securities will be subordinated to, and thus have a position junior to, any senior debt securities and all other senior debt of Marathon.  Neither indenture limits the amount of debt we may issue under the indentures, and neither limits the amount of other unsecured debt or securities we may incur or issue.  We may issue debt securities under either indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

Marathon derives substantially all its operating income from, and holds substantially all its assets through, its subsidiaries.  As a result, Marathon will depend on distributions of cash flow and earnings of its subsidiaries in order to meet its payment obligations under any debt securities it offers under this prospectus and its other obligations.  These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on Marathon’s debt securities or to provide Marathon with funds for its payment obligations, whether by dividends, distributions, loans or otherwise.  In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit their ability to make payments or other distributions to Marathon and they could agree to contractual restrictions on their ability to make distributions.

Marathon’s right to receive any assets of any subsidiary, and therefore the right of the holders of Marathon’s debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors.  In addition, even if Marathon is a creditor of any subsidiary, Marathon’s rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Marathon.

We may issue the debt securities of any series in definitive form or as a book-entry security in the form of a global security registered in the name of a depositary we designate.

We may issue the debt securities in one or more series with various maturities. They may be sold at par, at a premium or with an original issue discount.

Terms

The prospectus supplement relating to any series of debt securities being offered will specify whether the debt securities are senior debt securities or subordinated debt securities and will include specific terms relating to the offering.  These terms will include some or all of the following:

•	the title of the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the person or entity to whom any interest will be payable, if that person or entity is not the registered owner of the debt securities;
•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	the rates, which may be fixed or variable, per annum at which the debt securities will bear interest, if any, and the date or dates from which any interest will accrue;
•	the dates on which the interest, if any, on the debt securities will be payable, and the regular record dates for the interest payment dates or the method for determining those dates;
•	the place or places where payments on the debt securities will be payable;
•	the terms and conditions on which the debt securities may, under any optional or mandatory redemption provisions, be redeemed;
•	any mandatory or optional sinking fund or similar provisions or provisions for mandatory redemption or purchase at the option of the holder;
•	the denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any multiple of that amount;
•	any index, formula or other method used to determine the amount of payment of principal of or any premium or interest on the debt securities;
•	if other than the currency of the United States of America, the currency of payment of principal of or any premium or interest on the debt securities;
•
if, at our election or the election of the holder, the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than those in which the debt securities are stated to be payable, the terms and conditions on which that election is to be made and the amount so payable;

•
if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities that will be payable on the declaration of acceleration of the maturity of the debt securities;

•	if the principal amount payable at maturity will not be determinable as of one or more dates prior to maturity, the amount that will be deemed to be the principal amount as of any such date;

•
any terms on which the debt securities may be convertible into or exchanged for securities or indebtedness of any kind of Marathon or of any other issuer or obligor and the terms and conditions on which a conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion period and any other additional provisions;

•	the applicability of the defeasance provisions described below under “—Satisfaction and Discharge; Defeasance under the Senior Indenture,” and any conditions under which those provisions will apply;
•	if the debt securities will be issuable only in the form of a global security as described below under “—Book-entry Debt Securities,” the depositary for the debt securities;
•	any changes in or additions to the events of default or covenants this prospectus describes;
•	the payment of any additional amounts with respect to the debt securities; and
•	any other terms of the debt securities.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Restrictive Covenants Under the Senior Indenture

Marathon has agreed to two principal restrictions on its activities for the benefit of holders of the senior debt securities.  The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those senior debt securities are outstanding, unless the prospectus supplement for the series states otherwise.

 Creation of Certain Liens
If Marathon or any subsidiary of Marathon mortgages or encumbers as security for money borrowed any property capable of producing oil or gas which (1) is located in the United States and (2) is determined to be a principal property by Marathon’s board of directors in its discretion, Marathon will, or will cause such subsidiary to, secure each series of senior debt equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the senior indenture;
•	incurred in connection with the acquisition or construction of any property;
•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;
•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;
•
in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•
in connection with a sale or other transfer of (1) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchase will realize a specified amount of money or a specified amount of minerals or (2) any interest of the character commonly referred to as an “oil payment” or a “production payment”;

•	to secure the cost of the repair, construction, improvement, alteration, exploration, development or drilling of all or part of a principal property;
•	in various facilities and personal property located at or on a principal property;
•	arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead; or
•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, Marathon may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such Mortgage or lien is granted, exceed 10% of our “Consolidated Net Tangible Assets,” which the senior indenture defines to mean the aggregate value of all assets of Marathon and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;
•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and
•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions
Marathon and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.”  However, this covenant will not apply if:

•	the lease is an intercompany lease between Marathon and one of its subsidiaries or between any of its subsidiaries;
•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;
•
Marathon or a subsidiary of Marathon could mortgage the property without equally and ratably securing the senior debt securities under the covenant described above under the caption “—Creation of Certain Liens”;

•
the transfer is incident to or necessary to effect any operating, farm-out, farm-in, unitization, acreage exchange, acreage contribution, bottom-hole or dry-hole arrangement or pooling agreement or other agreement of the same general nature relating to the acquisition, exploration, maintenance, development or operation of oil and gas properties in the ordinary course of business or as required by any regulatory agency having jurisdiction over the property; or

•
Marathon promptly informs the trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the senior indenture specifies).

As of the date of this prospectus, neither Marathon nor any subsidiary of Marathon has any property that Marathon’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The senior indenture provides that Marathon may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•
Marathon is the continuing corporation or the successor entity (if other than Marathon) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of Marathon under the senior indenture and the outstanding senior debt securities; and

•	immediately after the merger, consolidation, sale or conveyance, no event of default under the senior indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indentures, the successor will be substituted for Marathon, and Marathon will be relieved of any further obligation under the indentures and the debt securities.

Events of Default Under the Senior Indenture

The senior indenture defines an event of default with respect to the senior debt securities of any series as being:

(1)	Marathon’s failure to pay interest on any senior debt security of that series when due, continuing for 30 days;
(2)	Marathon’s failure to pay the principal of or premium on any senior debt security of that series when due and payable;
(3)	Marathon’s failure to deposit any sinking fund payment when due by the terms of the senior debt securities of that series;
(4)
Marathon’s failure to perform under any other covenant or warranty applicable to the senior debt securities of that series and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to Marathon of that failure;

(5)	specified events of bankruptcy, insolvency or reorganization of Marathon; or
(6)	any other event of default provided with respect to the senior debt securities of that series.

The trustee is required to give holders of the senior debt securities of any series written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (4) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

Marathon is required annually to deliver to the trustee an officer’s certificate stating whether or not the signers have any knowledge of any default by Marathon in its performance and observance of any terms, provisions and conditions of the senior indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of Marathon) shall occur and be continuing with respect to any series, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series then outstanding may declare the principal amount of those senior debt securities (or, in the case of any senior debt securities Marathon issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) to be due and payable.  If an event of default relating to any event of bankruptcy, insolvency or reorganization of Marathon occurs, the principal of all the senior debt securities then outstanding (or, in the case of any senior debt securities Marathon issues at an original issue discount, the portion of such principal amount that we will specify in the applicable prospectus supplement) will become immediately due and payable without any action on the part of the applicable trustee or any holder.  The holders of a majority in principal amount of the outstanding senior debt securities of any series affected by the default may in some cases rescind this accelerated payment requirement.  Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of senior debt securities may be waived on behalf of all holders of those senior debt securities by at least a majority in principal amount of the holders of the outstanding senior debt securities of that series, except a default:

•	in the payment of principal of or any premium or interest on any senior debt security of that series; or
•	respecting a covenant or provision that cannot be modified without consent of the holder of each outstanding senior debt security of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the senior indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default.

A holder of a senior debt security of any series will be able to pursue any remedy under the senior indenture only if:

•	the holder has given prior written notice to the trustee of a continuing event of default with respect to the senior debt securities of that series;
•
the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made a written request to the trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;
•	the trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and
•	during that 60-day period, the holders of a majority in principal amount of the senior debt securities of that series do not give the trustee a direction inconsistent with the request.

Holders of senior debt securities, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their debt securities on or after its due date.  It is intended that rights provided for holders under the senior indenture are for the equal and ratable benefit of all such holders.

Modification of the Senior Indenture

Marathon and the trustee may modify the senior indenture without the consent of the holders of the senior debt securities for one or more of the following purposes:

•	to evidence the succession of another person to Marathon;
•	to add to covenants for the benefit of the holders of senior debt securities or to surrender any right or power conferred on Marathon by the senior indenture;
•	to add additional events of default for the benefit of holders of all or any series of senior debt securities;
•	to add or change provisions of the senior indenture to allow the issuance of senior debt securities in other forms;
•	to add to, change or eliminate any of the provisions of the senior indenture respecting one or more series of senior debt securities under conditions the senior indenture specifies;
•	to secure the senior debt securities under the requirements of the senior indenture or otherwise;
•	to establish the form or terms of senior debt securities of any series as permitted by the senior indenture;
•	to evidence the appointment of a successor trustee; or
•
to cure any ambiguity or to correct or supplement any provision of the senior indenture that may be defective or inconsistent with any other provision in the senior indenture, or to make any other provisions with respect to matters or questions arising under the senior indenture as shall not adversely affect the interests of the holders of senior debt securities of any series in any material respect.

Marathon and the trustee may otherwise modify the senior indenture or any supplemental senior indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of senior debt securities affected.  However, without the consent of the holder of each outstanding senior debt security affected, no modification may:

•
change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the senior debt securities are payable, or adversely affect any right of the holder of any senior debt security to require Marathon to repurchase that senior debt security; or

•	reduce the percentage of senior debt securities required for consent to any such modification or supplemental indenture.

Satisfaction and Discharge; Defeasance Under the Senior Indenture

The senior indenture will be satisfied and discharged if:

•	Marathon delivers to the trustee all senior debt securities then outstanding for cancellation; or
•
all senior debt securities have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and Marathon deposits an amount of cash sufficient to pay the principal of and premium, if any, and interest on those senior debt securities to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the senior debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the senior debt securities of that series (“legal defeasance”); or
•
we will no longer have any obligation to comply with the restrictive covenants under the senior indenture, and the related events of default will no longer apply to us, but some of our other obligations under the senior indenture and the senior debt securities of that series, including our obligation to make payments on those senior debt securities, will survive (“covenant defeasance”).

If we defease a series of senior debt securities, the holders of the senior debt securities of the series affected will not be entitled to the benefits of the senior indenture, except for our obligations to:

•	register the transfer or exchange of senior debt securities;
•	replace mutilated, destroyed, lost or stolen senior debt securities; and
•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize gain or loss for federal income tax purposes as a result of the action.

Subordinated Debt Securities

Although the senior indenture and the subordinated indenture are generally similar and many of the provisions discussed above pertain to both senior and subordinated debt securities, there are many substantive differences between the two indentures.  This section discusses some of those differences.

Subordination
Subordinated debt securities will be subordinate, in right of payment, to all “senior debt,” which the subordinated indenture defines to mean, with respect to Marathon, the principal of and premium, if any, and interest on:

•
all indebtedness of Marathon, whether outstanding on the date of the subordinated indenture or subsequently created, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•
any indebtedness of others of the kinds described in the preceding clause for the payment of which Marathon is responsible or liable (directly or indirectly, contingently or otherwise) as guarantor or otherwise; and

•
amendments, renewals, extensions and refundings of any indebtedness described in the two preceding clauses, unless in any instrument or instruments evidencing or securing that indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to the subordinated debt securities of any series.

    Terms of Subordinated Debt Securities May Contain Conversion or Exchange Provisions

The prospectus supplement for a particular series of subordinated debt securities will include some or all of the specific terms discussed above under “—General” and “—Terms.”  Additionally, the prospectus supplement may contain subordination provisions (to the extent that those provisions might differ from those provided in the subordinated indenture) and, if applicable, conversion or exchange provisions.

    Modification of the Subordinated Indenture

The subordinated indenture may be modified by Marathon and the trustee without the consent of the holders of the subordinated debt securities for one or more of the purposes we discuss above under “—Modification of the Senior Indenture.”  Additionally, Marathon and the trustee may modify the subordinated indenture to make provision with respect to any conversion or exchange rights as contemplated in that indenture.

    Defeasance of Subordinated Debt Securities

The subordination of the subordinated debt securities is expressly made subject to the provisions for legal defeasance and covenant defeasance (for similar provisions, see “—Satisfaction and Discharge; Defeasance Under the Senior Indenture.”  On the effectiveness of any legal defeasance or covenant defeasance with respect to outstanding subordinated debt securities, those debt securities will cease to be subordinated.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor to JPMorgan Chase Bank) is the trustee under each of the indentures. The Bank of New York Mellon Trust Company, N.A. also serves as trustee relating to a number of series of debt and other long-term repayment obligations of Marathon and its subsidiaries as of June 30, 2010.  Certain affiliates of The Bank of New York Mellon Trust Company, N.A. perform certain commercial banking services for us for which they receive customary fees and are lenders under Marathon’s credit facility.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs.  The trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

Each indenture limits the right of the trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise.  The trustee may engage in other transactions with us.  If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Exchange, Registration and Transfer

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture.  Holders may present registered debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate.  The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in the prospectus supplement, we will appoint the trustee under each indenture as security registrar for the debt securities we issue in registered form under that indenture.  If the prospectus supplement refers to any transfer agent initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts.  We will be required to maintain an office or agency for transfers and exchanges in each place of payment.  We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.  No service charge will be made for any registration of transfer or exchange of those securities.  Marathon or the trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or
•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in the prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the applicable trustee or any paying agent we designate.  At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer.  Unless we inform you otherwise in the prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, we will designate the trustee under each indenture as our paying agent for payments on debt securities we issue under that indenture.  We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due.  After repayment to us, holders entitled to those funds must look only to us for payment.

Book-entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement.  We may issue global debt securities in either temporary or permanent form.  We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Description of Capital Stock

Marathon’s authorized capital stock consists of:

•	1,100,000,000 shares of common stock; and
•	26,000,000 shares of preferred stock, issuable in series.

Each authorized share of common stock has a par value of $1.00. The authorized shares of preferred stock have no par value. As of June 30, 2010, 709,564,399 shares of common stock were issued and outstanding, and 60,573,686 shares of common stock were held as treasury shares. As of June 30, 2010, no shares of Marathon’s preferred stock were issued and outstanding.

In the discussion that follows, we have summarized the material provisions of Marathon’s restated certificate of incorporation and by-laws relating to its capital stock.  This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to Marathon’s restated certificate of incorporation and by-laws.  You should read the provisions of the restated certificate of incorporation and by-laws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you.  We have filed copies of those documents with the SEC, and they are incorporated by reference as exhibits to the registration statement.  See “Where You Can Find More Information.”

Common Stock

Each share of common stock has one vote in the election of each director and on all other matters voted on generally by the stockholders.  No share of common stock affords any cumulative voting rights.  This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.  Marathon’s board of directors may grant holders of preferred stock, in the resolutions creating the series of preferred stock, the right to vote on the election of directors or any questions affecting Marathon.

Holders of common stock will be entitled to dividends in such amounts and at such times as Marathon’s board of directors in its discretion may declare out of funds legally available for the payment of dividends.  Dividends on the common stock will be paid at the discretion of Marathon’s board of directors after taking into account various factors, including:

•	our financial condition and performance;
•	our cash needs and capital investment plans;
•	our obligations to holders of any preferred stock we may issue;
•	income tax consequences; and
•	the restrictions Delaware and other applicable laws then impose.

In addition, the terms of the loan agreements, indentures and other agreements we enter into from time to time may restrict the payment of cash dividends.

If Marathon liquidates or dissolves its business, the holders of common stock will share ratably in all assets available for distribution to stockholders after Marathon’s creditors are paid in full and the holders of all series of Marathon’s outstanding preferred stock, if any, receive their liquidation preferences in full.

The common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.  All issued and outstanding shares of common stock are fully paid and nonassessable.  Any shares of common stock Marathon may offer and sell under this prospectus will also be fully paid and nonassessable.

Marathon’s outstanding shares of the common stock are listed on the New York Stock Exchange and trade under the symbol “MRO.”  Any additional shares of common stock Marathon may offer and sell under this prospectus will also be listed on the New York Stock Exchange.

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Preferred Stock

At the direction of its board of directors, without any action by the holders of its common stock, Marathon may issue one or more series of preferred stock from time to time.  Marathon’s board of directors can determine the number of shares of each series of preferred stock and the designation, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series.

The prospectus supplement relating to any series of preferred stock Marathon offers will include specific terms relating to the offering.  These terms will include some or all of the following:

•	the series designation of the preferred stock;
•	the maximum number of shares of the series;
•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;
•	any liquidation preference;
•	any optional redemption provisions;
•	any sinking fund or other provisions that would obligate us to redeem or repurchase the preferred stock;
•	any terms for the conversion or exchange of the preferred stock for any other securities;
•	any voting rights; and
•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

Any preferred stock Marathon offers and sells under this prospectus will be fully paid and nonassessable.

The registration statement will include the certificate of designation as an exhibit or will incorporate the certificate of designation by reference.  You should read that document for provisions that may be important to you.

The existence of undesignated preferred stock may enable Marathon’s board of directors to render more difficult or to discourage an attempt to obtain control of Marathon by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of its management. The issuance of shares of preferred stock may adversely affect the rights of the holders of common stock. For example, any preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for common stock or may otherwise adversely affect the market price of the common stock or any existing preferred stock.

Limitation on Directors’ Liability

Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director’s fiduciary duty of care.  The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them.  Absent the limitations Delaware law authorizes, directors of Delaware corporations are accountable to those corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care.  Delaware law enables Delaware corporations to limit available relief to equitable remedies such as injunction or rescission.  Marathon’s restated certificate of incorporation limits the liability of the members of its board of directors by providing that no director will be personally liable to Marathon or its stockholders for monetary damages for any breach of the director’s fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Marathon or its stockholders;
•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and
•	for any transaction from which the director derived an improper personal benefit.

This provision could have the effect of reducing the likelihood of derivative litigation against Marathon’s directors and may discourage or deter Marathon’s stockholders or management from bringing a lawsuit against Marathon’s directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Marathon and its stockholders.  Marathon’s by-laws provide indemnification to its officers and directors and other specified persons with respect to their conduct in various capacities.

Statutory Business Combination Provision

As a Delaware corporation, Marathon is subject to Section 203 of the Delaware General Corporation Law.  In general, Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a Delaware corporation’s outstanding voting stock or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which that person became an interested stockholder or approved the business combination;

•
on completion of the transaction that resulted in that person’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than stock held by (1) directors who are also officers of the corporation or (2) any employee stock plan that does not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
following the transaction in which that person became an interested stockholder, both the board of directors of the corporation and the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by that person approve the business combination.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.

Other Matters

Some of the provisions of Marathon’s restated certificate of incorporation and by-laws discussed below may have the effect, either alone or in combination with the provisions of Marathon’s restated certificate of incorporation discussed above and Section 203 of the Delaware General Corporation Law, of making more difficult or discouraging a tender offer, proxy contest, merger or other takeover attempt that Marathon’s board of directors opposes but that a stockholder might consider to be in its best interest.

Marathon’s restated certificate of incorporation provides that its stockholders may act only at an annual or special meeting of stockholders and may not act by written consent.  Marathon’s by-laws provide that special meetings may be called by its board of directors or upon the request of stockholders who individually, or collectively, own not less than 25% of outstanding shares of Marathon common stock.

Marathon’s restated certificate of incorporation provides that the number of directors will be fixed from time to time by, or in the manner provided in, its by-laws, but will not be less than three.

Marathon’s by-laws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the board of directors at any annual meeting of stockholders and to stockholder proposals that stockholders take any other action at any annual meeting.  A stockholder proposing to nominate a person for election to the board of directors or proposing that any other action be taken at an annual meeting of stockholders must give Marathon’s corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date on which Marathon first mailed its proxy materials for the immediately preceding year’s annual meeting of stockholders.  These stockholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting.  Marathon’s by-laws prescribe specific information that any such stockholder notice must contain.  These advance-notice provisions may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to Marathon and its stockholders.

Marathon’s restated certificate of incorporation provides that its stockholders may adopt, amend and repeal its by-laws at any regular or special meeting of stockholders by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on that action, provided the notice of intention to adopt, amend or repeal the by-laws has been included in the notice of that meeting.

Description of Warrants

Marathon may issue warrants to purchase debt securities, common stock, preferred stock or other securities.  Marathon may issue warrants independently or together with other securities.  Warrants issued with other securities may be attached to or separate from those other securities.  If Marathon issues warrants, it will do so under one or more warrant agreements between Marathon and a warrant agent that we will name in the prospectus supplement.

If Marathon offers any warrants, we will file the forms of warrant certificate and warrant agreement with the SEC, and you should read those documents for provisions that may be important to you.

The prospectus supplement relating to any warrants being offered will include specific terms relating to the offering.  These terms will include some or all of the following:

•	the title of the warrants;
•	the aggregate number of warrants offered;
•
the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable on exercise of the warrants, and procedures that may result in the adjustment of those numbers;

•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time;
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and
•	any other terms of the warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the prospectus supplement.  Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities subject to the warrants.

Modifications

Marathon may amend the warrant agreements and the warrants without the consent of the holders of the warrants to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding warrants.

Marathon may also modify or amend various other terms of the warrant agreements and the warrants with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected.  Without the consent of the holders affected, however, no modification or amendment may:

•	shorten the period of time during which the warrants may be exercised; or
•	otherwise materially and adversely affect the exercise rights of the holders of the warrants.

Enforceability of Rights

The warrant agent will act solely as Marathon’s agent and will not assume any agency or trust obligation or relationship for or with any holder or beneficial owner of warrants.  The warrant agent will not have any duty or responsibility if Marathon defaults under the warrant agreements or the warrant certificates.  A warrant holder may, without the consent of the warrant agent, enforce by appropriate legal action on its own behalf the holder’s right to exercise the holder’s warrants.

Description of Stock Purchase Contracts
and Stock Purchase Units

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock at a future date or dates. We may fix the price per share of common stock and the number of shares of common stock at the time the stock purchase contracts are issued or by reference to a specific formula set forth in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of units, which we refer to as “stock purchase units,” consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units. The applicable prospectus supplement will also describe material U.S. federal income tax considerations applicable to the stock purchase units and the stock purchase contracts.

Plan of Distribution

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the offered securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to several conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them.  The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.  We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly.  In that event, no underwriters or agents would be involved.  We may also sell the securities through agents we designate from time to time.  In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent.  Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.  We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from various types of institutions to purchase securities from us at the public offering price under delayed delivery contracts.  These contracts would provide for payment and delivery on a specified date in the future.  The contracts would be subject only to those conditions the prospectus supplement describes.  The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make.  Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Legal Matters

Baker Botts L.L.P., Houston, Texas, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus.  Any underwriters will be advised about issues relating to any offering by their own legal counsel.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated herein by reference to the Annual Report on Form 10-K of Marathon Oil Corporation for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by Marathon in connection with the issuance and distribution of the securities being registered.  All the amounts shown are estimates.

SEC registration fee	$ [*]
Printing expenses.	100,000
Legal fees and expenses	150,000
Accounting fees and expenses	100,000
Fees and expenses of trustee and counsel	20,000
Rating agency fees	357,000
Miscellaneous	223,000
Total	$ 950,000

*	Applicable SEC registration fees have been deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933 and are not estimable at this time.

Item 15. Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation.  Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

Article Eleventh of the Company’s restated certificate of incorporation states that:

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition, Article V of the Company’s by-laws provides that the Company shall indemnify and hold harmless to the fullest extent permitted by law any person who was or is made or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all expenses, liability and loss reasonably incurred or suffered by such person. The Company shall indemnify any person seeking indemnity in connection with a proceeding initiated by such person only if the proceeding was authorized by the Company’s board of directors.

Indemnification Agreements and Insurance

Agreements the Company may enter into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company’s officers and directors.

The Company also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.

The Company maintains insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.  Exhibits.*

Exhibit No.	Description of Exhibit
**4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).
**4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on November 4, 2008).
**4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).
**4.4
Indenture (“Senior Indenture”), dated as of February 26, 2002, relating to the Senior Debt Securities, with form of Senior Debt Securities (incorporated by reference to Exhibit 4.4 to Marathon Oil Corporation’s Registration Statement on Form S-3ASR (Reg. No. 333-144874) filed on July 26, 2007).

**4.5
Indenture (“Subordinated Indenture”), dated as of February 26, 2002, relating to the Subordinated Debt Securities, with form of Subordinated Debt Securities (incorporated by reference to Exhibit 4.5 to Marathon Oil Corporation’s Registration Statement on Form S-3ASR (Reg. No. 333-144874) filed on July 26, 2007).

5.1	Opinion of Baker Botts L.L.P.
**12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Marathon Oil Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation (included on the signature page of the Registration Statement).
25.1	Statement of Eligibility of Trustee under the Senior Indenture on Form T-1.
25.2	Statement of Eligibility of Trustee under the Subordinated Indenture on Form T-1.
_______________

*
Marathon will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants or stock purchase contracts, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel to Marathon as to certain tax matters relative to the securities offered hereby.

**	Incorporated by reference to the filing indicated.

Item 17.  Undertakings

(a)       The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and 1(iii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Marathon Oil Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on July 16, 2010.

MARATHON OIL CORPORATION

By: /s/Clarence P. Cazalot, Jr.
Clarence P. Cazalot, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Clarence P. Cazalot, Jr., Janet F. Clark and Michael K. Stewart, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Marathon Oil Corporation, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all documents or instruments necessary or appropriate to enable Marathon Oil Corporation to comply with the Securities Act of 1933, as amended, and to file the same with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 16, 2010.

Signature	Title
/s/ Clarence P. Cazalot, Jr. Clarence P. Cazalot, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Janet F. Clark Janet F. Clark	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Michael K. Stewart Michael K. Stewart	Vice President, Accounting and Controller (Principal Accounting Officer)
/s/ Gregory H. Boyce Gregory H. Boyce	Director
/s/ David A. Daberko David A. Daberko	Director
/s/ William L. Davis William L. Davis	Director
/s/ Dr. Shirley Ann Jackson Dr. Shirley Ann Jackson	Director
/s/ Philip Lader Philip Lader	Director
/s/ Charles R. Lee Charles R. Lee	Director
/s/ Michael E.J. Phelps Michael E.J. Phelps	Director
/s/ Dennis H. Reilley Dennis H. Reilley	Director
/s/ Seth E. Schofield Seth E. Schofield	Director
/s/ John W. Snow John W. Snow	Director
/s/ Thomas J. Usher Thomas J. Usher	Chairman of the Board

INDEX TO EXHIBITS*

Exhibit No.	Description of Exhibit
**4.1	Restated Certificate of Incorporation of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on April 25, 2007).
**4.2	By-laws of Marathon Oil Corporation (incorporated by reference to Exhibit 3.1 to Marathon Oil Corporation’s Form 8-K, filed on November 4, 2008).
**4.3	Specimen of Common Stock Certificate (incorporated by reference to Exhibit 3.3 to Marathon Oil Corporation’s Form 8-K, filed on May 14, 2007).
**4.4
Indenture (“Senior Indenture”), dated as of February 26, 2002, relating to the Senior Debt Securities, with form of Senior Debt Securities (incorporated by reference to Exhibit 4.4 to Marathon Oil Corporation’s Registration Statement on Form S-3ASR (Reg. No. 333-144874) filed on July 26, 2007).

**4.5
Indenture (“Subordinated Indenture”), dated as of February 26, 2002, relating to the Subordinated Debt Securities, with form of Subordinated Debt Securities (incorporated by reference to Exhibit 4.5 to Marathon Oil Corporation’s Registration Statement on Form S-3ASR (Reg. No. 333-144874) filed on July 26, 2007).

5.1	Opinion of Baker Botts L.L.P.
**12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Marathon Oil Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24.1	Powers of Attorney of directors and officers of Marathon Oil Corporation (included on the signature page of the Registration Statement).
25.1	Statement of Eligibility of Trustee under the Senior Indenture on Form T-1.
25.2	Statement of Eligibility of Trustee under the Subordinated Indenture on Form T-1.
_______________

*
Marathon will file as an exhibit to a Current Report on Form 8-K (i) any underwriting, remarketing or agency agreement relating to the securities offered hereby, (ii) the instruments setting forth the terms of any debt securities, preferred stock, warrants or stock purchase contracts, (iii) any additional required opinions of counsel with respect to legality of the securities offered hereby and (iv) any required opinion of counsel to Marathon as to certain tax matters relative to the securities offered hereby.

**	Incorporated by reference to the filing indicated.